                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-81554


                                   PROSPECTUS


                          DATATRAK INTERNATIONAL, INC.

                             2,114,766 COMMON SHARES

         The selling shareholders are offering 2,114,766 of our common shares. Of these 2,114,766 common shares, 1,922,514 were acquired by the selling shareholders pursuant to the share purchase agreement, dated as of December 21, 2001, among us and the selling shareholders. In addition, 192,252 common shares may be acquired upon the exercise of warrants issued to our placement agent as a result of the consummation of the share purchase agreement. We will not receive any of the proceeds from the sale of the common shares by the selling shareholders.

         Our common shares trade on the Nasdaq National Market under the symbol "DATA." On May 1, 2002, the average of the high and low sale prices of our common shares on the Nasdaq National Market was $3.05.

         The selling shareholders may sell the common shares from time to time through public or private transactions, on or off the Nasdaq National Market, at prevailing prices or at privately negotiated prices.

         INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                   The date of this prospectus is May 2, 2002.

                                             TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----

SUMMARY OF OFFERING..................................................3
RISK FACTORS.........................................................4
FORWARD-LOOKING STATEMENTS...........................................6
THE COMPANY..........................................................7
THE SELLING SHAREHOLDERS.............................................8
USE OF PROCEEDS.....................................................10
PLAN OF DISTRIBUTION ...............................................10
LEGAL MATTERS.......................................................12
EXPERTS.............................................................12
WHERE YOU CAN FIND MORE INFORMATION.................................12

                               SUMMARY OF OFFERING

         This summary highlights information contained in this prospectus. This summary is not complete and does not contain all the information that you should consider before investing in our common shares. You should read the entire prospectus carefully.


DATATRAK INTERNATIONAL, INC........................  We are a provider of software and other related services, commonly referred to as an application
                                                     service provider, or ASP.  Our customers use our
                                                     software to collect and transmit clinical trial data
                                                     electronically, commonly referred to as electronic
                                                     data capture, or EDC.  Our customers are companies in
                                                     the clinical pharmaceutical, biotechnology, contract
                                                     research organization and medical device research
                                                     industries.  Our services assist these companies to
                                                     accelerate completion of clinical trials by
                                                     streamlining the collection of data relating to those
                                                     clinical trials, improving the quality of the data
                                                     collected and thus reducing the time required to
                                                     review the results of each clinical trial.

SECURITIES OFFERED.................................  DATATRAK common shares that were acquired by the selling shareholders pursuant to the share purchase
                                                     agreement, dated as of December 21, 2001, or will be
                                                     acquired upon the exercise of warrants issued to our
                                                     placement agent as a result of the consummation of
                                                     the share purchase agreement.

NUMBER OF SECURITIES
OFFERED............................................  The selling shareholders are offering 2,114,766 of our common shares.  Of these 2,114,766 common shares,
                                                     1,922,514 were acquired by the selling shareholders
                                                     pursuant to the share purchase agreement, dated as of
                                                     December 21, 2001, among us and the selling
                                                     shareholders, and 192,252 common shares that may be
                                                     acquired upon the exercise of warrants issued to our
                                                     placement agent as a result of the consummation of
                                                     the share purchase agreement.

NASDAQ TICKER SYMBOL...............................  DATA

USE OF PROCEEDS....................................  All of the common shares offered under this prospectus are being sold by the selling
                                                     shareholders.  We will not receive any of the
                                                     proceeds from the sale of these common shares.

                                  RISK FACTORS

         You should carefully consider the following risk factors and other information before deciding to invest in our common shares.

WE HAVE A LIMITED OPERATING HISTORY AND WE HAVE NOT HAD PROFITABLE OPERATIONS.

         We began providing EDC services in 1997 and we have a limited operating history upon which you may evaluate our performance. We have recognized operating losses in each year since 1997. Our cumulative operating loss since 1997 from our EDC operations totaled $31.9 million at December 31, 2001. We may not be profitable during future periods.

IF WE DO NOT CONTINUE TO ENHANCE OUR SOFTWARE, WE MAY NOT BE ABLE TO MEET THE EVOLVING NEEDS OF OUR CLIENTS.

         Although our proprietary DATATRAK EDC(TM)software has been used in clinical trials, continued enhancement is necessary to provide additional functions and services to meet the ever-changing needs and expectations of our customers. Among the enhancements we have added to our software to date are features including electronic signatures, single user login for added security, and multiple user access. To date, we have had little EDC revenue from which to support the costs of this continued enhancement. Our potential future revenue may not be sufficient to allow us to absorb corporate overhead and other fixed operating costs necessary for the success of the DATATRAK(R)process.

OUR QUARTERLY RESULTS FLUCTUATE SIGNIFICANTLY.

         We are subject to significant fluctuations in quarterly results caused by many factors, including

         -  our success in obtaining new contracts,

         - the size and duration of the clinical trials in which we participate, and

         - the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials.

As a result of our limited operating history, we do not have historical financial data for a significant number of periods on which to base planned operating expenses. Therefore, our expense levels are based in part on our expectations as to future revenue and, to a certain extent, are fixed. We cannot assure you as to our revenues in any given period, and we may be unable to adjust expenses in a timely manner to compensate for any unexpected revenue shortfall. As a result of our relatively small revenue base, any significant shortfall in revenue recognized during a particular period could have an immediate adverse effect on our results of operations and financial condition. Volatility in our quarterly results may adversely affect the market price of our common shares.

OUR BUSINESS STRATEGIES ARE UNPROVEN AND WE ARE IN AN EARLY STAGE OF
DEVELOPMENT.

         Our efforts to establish a standardized EDC process for collection and management of clinical research data represent a significant departure from the traditional clinical research practices of clinical trial sponsors. The long-term viability of our business strategy remains unproven. Our strategy may not gain acceptance among sponsors, research sites or investigators. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, and particularly companies in new and rapidly evolving markets.

WE MAY LOSE REVENUES IF WE EXPERIENCE DELAYS IN CLINICAL TRIALS OR IF WE LOSE CONTRACTS.

         Although our contracts provide that we are entitled to receive revenue earned through the date of termination, customers generally are free to delay or terminate a clinical trial or our contract related to the trial at any time. The length of a typical clinical trial contract varies from several months to several years. Clinical trial sponsors may delay or terminate clinical trials for several reasons, including

         - unexpected results or adverse patient reactions to a potential product,

         -  inadequate patient enrollment or investigator recruitment,

         - manufacturing problems resulting in shortages of a potential product, or

         - decisions by the sponsor to de-emphasize or terminate a particular trial or drug.

We may lose revenues if a clinical trial sponsor decides to delay or terminate a trial in which we participate.

WE MAY LOSE REVENUES IF OUR MAJOR CUSTOMERS DECREASE THEIR RESEARCH AND DEVELOPMENT EXPENDITURES, OR IF WE LOSE ANY OF OUR MAJOR CUSTOMERS.

         Our primary customers are companies in the pharmaceutical industry. Our business is substantially dependent on the research and development expenditures of companies in this industry. During 2001 and 2000, Quintiles accounted for 11% and 52% of our EDC revenue, and Aventis Pharmaceuticals accounted for 22% and 27% of such revenue. Furthermore, during 2001, Control Delivery Systems accounted for 23% of our EDC revenue and CV Therapeutics accounted for 21% of such revenue. The extent to which we rely on revenue from one or more major customers varies from period to period depending upon, among other things, our ability to generate new business and the timing and size of clinical trials. In light of our small revenue base, we are more dependent on major customers than many of our larger competitors in the EDC industry. Our operations could be materially and adversely affected by, among other things,

         - any economic downturn or consolidations in the pharmaceutical or biotechnology industries,

         - any decrease in those industries' research and development expenditures, or

         - a change in the regulatory environment in which companies in these industries operate.

CHANGES IN GOVERNMENT REGULATIONS RELATING TO THE HEALTH CARE INDUSTRY COULD HAVE A MATERIAL ADVERSE EFFECT ON THE DEMAND FOR OUR SERVICES.

         Demand for our services is largely a function of the regulatory requirements associated with the approval of a new drug application by the FDA. These requirements are stringent and are more burdensome than those imposed by many other developed countries. In recent years, efforts have been made to streamline the drug approval process and coordinate U.S. standards with those of other developed countries. Changes in the level of regulation, including a relaxation in regulatory requirements or the introduction of simplified drug approval procedures, could reduce the demand for our services. Several competing proposals to reform the system of health care delivery in the U.S. have been considered by Congress from time to time. To date, none of these proposals has been adopted.

         The FDA's guidelines and rules related to the use of computerized systems in clinical trials are still in the early stages of development. The DATATRAK(R) process may not continue to comply with these guidelines and rules as they develop, and corresponding changes to our product may be required. Any release of FDA guidance that is significantly inconsistent with the design of DATATRAK EDC(TM) may cause us to incur substantial costs to remain in compliance with new or amended FDA guidance and regulations.

WE MAY NOT BE ABLE TO CAPTURE OR ESTABLISH THE MARKET PRESENCE NECESSARY TO COMPETE IN THE EDC MARKET.

         The EDC market, which is still developing and must compete with the traditional paper method of collecting clinical trial data, is highly fragmented. The major competitors in the EDC market include

         -  EDC software vendors,

         -  clinical trial data service companies, and

         -  in-house development efforts within large pharmaceutical companies.

Our competitors may have substantially greater resources, greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share or product acceptance to our detriment. We may not be able to capture or establish the market presence necessary to effectively compete in this emerging sector of the clinical research industry.

WE MAY BE SUBJECT TO LIABILITY FOR POTENTIAL BREACHES OF CONTRACT OR LOSSES RELATING TO THE UNAUTHORIZED RELEASE OF CLINICAL TRIAL DATA.

         Our services are supported by telecommunications equipment, software, operating protocols and proprietary applications for high-speed transmission of large quantities of data among multiple locations. In addition, clinical pharmaceutical and medical device research requires the review and handling of large amounts of patient data. Potential liability may arise from a breach of contract or a loss or unauthorized release of clinical trial data. If we were forced to undertake the defense of, or were found financially responsible for, claims based upon these types of losses or unauthorized releases, our financial resources could be diminished. We maintain an errors and omissions professional liability policy in the amount of $5 million per claim, with an aggregate total coverage of $5 million per year, that we believe is sufficient to cover claims that may be brought against us. This coverage may not be adequate, and insurance may not continue to be available to us in the future.

THE PRICE OF OUR COMMON SHARES COULD BE ADVERSELY AFFECTED BY THE DILUTION CAUSED BY THE SALE OF THE COMMON SHARES ISSUED TO THE SELLING SHAREHOLDERS.

         In January 2002, we sold 1,922,514 of our common shares to the selling shareholders at a price of $2.25 per share, and issued warrants to purchase an additional 192,252 of our common shares to representatives of our placement agent pursuant to the share purchase agreement. These 2,114,766 common shares represent, upon issuance of the 192,252 common shares underlying the placement agent's warrants, 39.1% of our outstanding common shares. Sales of a substantial number of these common shares in the public market could depress the market price of our common shares. The perceived risk resulting from the sale of these common shares could cause some of our shareholders to sell their common shares, thus causing the price of our common shares to further decline. In addition, the downward pressure on the price of our common shares could cause some of our shareholders to engage in short sales of our common shares, which may cause the price of our common shares to decline even further.


                           FORWARD-LOOKING STATEMENTS

       This prospectus, and the information incorporated by reference in this prospectus, contains "forward-looking" statements, within the meaning of federal securities laws, about our financial condition, results of operations and business. You can find many of these statements by looking for words like "expects," "anticipates," "intends," "plans," "believes" and "estimates" or similar expressions used in this prospectus. These forward-looking statements are subject to numerous assumptions and risks and uncertainties that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. These risks and uncertainties include those identified under the heading "Risk Factors" in this prospectus. These factors include, but are not limited to,

         - our ability to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC(TM)software,

         -  the development and fluctuations in the market for EDC technology,

         -  our success in obtaining new contracts,

         - the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing clinical trials,

         -  government regulations effecting us,

         - the early stage of our application service provider, or ASP, operations, and

         - general economic conditions, such as the rate of employment, inflation, interest rates and the condition of the capital markets.

         Because these forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements, which speak only as to the date of this prospectus. We do not undertake any responsibility to review or confirm analysts' expectations or estimates or to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. In addition, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

                                   THE COMPANY

         DATATRAK International, Inc. is an ASP that provides EDC and other services to companies in the clinical pharmaceutical, biotechnology, contract research organization and medical device research industries. Our services assist these companies in accelerating completion of clinical trials by streamlining the collection of data relating to clinical trials, improving the quality of the data collected, and thus reducing the time required to review the results of each clinical trial.

         We were founded in 1991 as a site management organization. We provided clinical research services to various clinical trial sponsors through our clinical business, which we sold in April 1999. We currently operate as an ASP business providing EDC and other services to the clinical research industry.

         We began EDC operations in 1997. During that year, we participated in a joint venture with IBM Global Services to develop and market a data collection and management system for use in clinical trials. The joint venture was subsequently terminated, and in January 1998, we purchased the software now known as DATATRAK EDC(TM) from PadCom for $610,000. DATATRAK EDC(TM) was developed to provide clinical research data to sponsors of clinical research trials faster and more efficiently than other forms of information-processing.

         The DATATRAK EDC(TM) software and its earlier versions have supported more than 65 international clinical studies encompassing thousands of clinical research sites and tens of thousands of patients in 34 countries. To date, we have devoted most of our efforts toward further developing and improving the EDC technology employed by the DATATRAK EDC(TM) software.

         We were incorporated under the laws of the state of Ohio in July 1991. Our principal executive office are located at 20600 Chagrin Boulevard, Cleveland, Ohio 44122. Our telephone number at that address is (216) 921-6505.

RECENT DEVELOPMENTS

         In January 2002, we received approximately $4.3 million in connection with the consummation of a private placement of 1,922,514 of our common shares at a purchase price of $2.25 per share. The terms of this financing included the issuance of five-year warrants to purchase a total of 192,252 common shares at $2.25 per share to Stonegate Securities, Inc., our placement agent for the private placement. These 2,114,766 common shares represent, upon issuance of the 192,252 common shares underlying the placement agent's warrants, 39.1% of our outstanding common shares. We expect to use the proceeds of the private placement to expand our worldwide marketing and sales efforts, continue investing in software development and for other general working capital purposes.


         By its terms, the share purchase agreement prohibits us from selling any of our common shares, during the period ending ninety days after January 4, 2002, at a price per common share of less than $2.25, without paying the selling shareholders an amount equal to the difference between $2.25 and the subsequent selling price, multiplied by the number of our common shares that each selling shareholder purchased in the January 2002 private placement. In addition to making a series of standard representations and warranties to the selling shareholders, we agreed to register the common shares which the selling shareholders purchased pursuant to the share purchase agreement. Furthermore, we agreed to amend our stock option plans to prohibit the granting of stock options at below-market exercise prices and the reduction of the exercise price of outstanding options. Finally, we agreed not to enter into any arrangements concerning the sale of our common shares in a transaction in which the purchase price of our common shares is fixed after the date of the agreement relating to that transaction.


                            THE SELLING SHAREHOLDERS

         The following table contains information with respect to the number of our common shares owned or issuable upon the exercise of warrants owned by each of the selling shareholders as of March 27, 2002. None of the selling shareholders has, or had, any position, office or other material relationship with us or any of our affiliates beyond their investment in or receipt of our securities, except for Robert R. Blakely, Scott R. Griffith and Jesse B. Shelmire, who are principals of Stonegate Securities, Inc., the placement agent for the private placement.

         We have filed with the Commission a registration statement, of which this prospectus is a part, with respect to the resale of our common shares from time to time, under Rule 415 under the Securities Act of 1933, in the over-the-counter market, in privately negotiated transactions, in underwritten offerings or by a combination of these methods for sale. We have agreed to keep this registration statement effective until the earlier of (i) the date on which the common shares are eligible for resale under Rule 144(k) under the Securities Act or (ii) all of the common shares purchased pursuant to the share purchase agreement have been sold pursuant to the registration statement or Rule 144 or any other rule of similar effect.

         The common shares offered by this prospectus may be offered from time to time by the persons or entities named below:

                                       SHARES BENEFICIALLY OWNED                      SHARES BENEFICIALLY OWNED
                                         PRIOR TO THE OFFERING                          AFTER THE OFFERING(1)
                                      -----------------------------                 -----------------------------
                                                NUMBER OF                                     NUMBER OF
                                                 SHARES                NUMBER OF                SHARES
       NAME AND ADDRESS OF                     UNDERLYING               SHARES                UNDERLYING
       SELLING SHAREHOLDER            NUMBER    WARRANTS    PERCENT    OFFERED      NUMBER     WARRANTS   PERCENT
       -------------------            ------     --------   -------    -------      ------     --------   -------
80/20 Fund L.P (2) .................  88,900        0          1.7%     88,900        0           0          *
401 Wilshire Boulevard, Suite 1020
Santa Monica, CA 90401

Apollo Capital Management
Group LP (3) ....................... 292,025        0          5.5%    240,000      52,025        0          *
150 2nd Avenue NE
St. Petersburg, FL 33701

Boston Partners Small Cap Value
Fund II............................. 340,000        0          6.5%    340,000        0           0          *
c/o Boston Partners Asset
Management, L.P. (4)
Compliance Department, 28 State
Street, 20th Floor
Boston, MA 02109

Robert R. Blakely...................    0         64,084       1.2%     64,084        0           0          *
Stonegate Securities, Inc.
5950 Sherry Lane, Suite 410
Dallas, TX 75225

Contrarian Opportunities............ 106,250        0          2.0%     66,750      39,500        0          *
Fund, L.P (5)
200 First Avenue North, Suite 203
St. Petersburg, FL 33701

Dolphin Offshore Partners, L.P.(6).. 400,000        0          7.7%    400,000        0           0          *
c/o Dolphin Asset Management Co.
129 E. 17th Street
New York, NY 10003

Scott R. Griffith...................    0         64,084       1.2%     64,084        0           0          *
Stonegate Securities, Inc.
5950 Sherry Lane, Suite 410
Dallas, TX 75225

Matador Microcap Fund, L.P.(7)...... 176,650        0          3.4%     66,750     109,900        0          2.1%
103 Foulke Road, Suite 202
Wilmington, DE 19803

MidSouth Investor Fund L.P.(8)......  85,000        0          1.6%     65,000      20,000        0          *
1776 Peachtree St. NW, Suite 412N
Atlanta, GA 30309

Kaiser Permanente Retirement Plans..  60,000        0          1.2%     60,000        0           0          *
c/o Boston Partners Asset
Management, L.P. (4)
Compliance Department, 28 State
Street, 20th Floor
Boston, MA 02109

Jesse B. Shelmire...................    0         64,084       1.2%     64,084        0           0          *
Stonegate Securities, Inc.
5950 Sherry Lane, Suite 410
Dallas, TX 75225

State of Wisconsin.................. 781,670        0         15.0%    350,670     431,000        0          8.3%
Investment Board (9)
121 East Watson Street
Madison, WI 53702

Gary Stein (Roth IRA)...............  51,644        0          1.0%     44,444       7,200        0          *
Gary Stein, 301 East 48th Street
#20F
New York, NY 10017


TexRock, Ltd.(10)...................  30,000        0          *        30,000        0           0          *
c/o White Rock Capital Partners,
L.P.
3131 Turtle Creek Blvd., Suite 800
Dallas, TX 75219

White Rock Capital Partners,........ 170,000        0          3.3%    170,000        0           0          *
L.P.(10)
3131 Turtle Creek Blvd., Suite 800
Dallas, TX 75219

--------------------
*   Indicates less than 1%.
(1) Assumes all of the common shares registered are sold.
(2) Dyana Marlett, as the manager of the selling shareholder, has voting and investment power with respect to our common shares reported in the table for this selling shareholder. Accordingly, Ms. Marlett may be deemed a beneficial owner of our common shares. 80/20 Fund L.P. is a private investment limited partnership that is managed by Ms. Marlett.
(3) The 292,025 common shares registered in the name of Apollo Capital Management Group, LP ("ACMG") are beneficially owned by ACMG's general partner Apollo Capital Corp. ("Apollo"). Kyle and Ann Krueger are each a director, officer and shareholder of Apollo, and Mr. and Mrs. Krueger share the power to vote and dispose of or direct the disposal of all 292,025 of these common shares. The information provided herein, with respect to the beneficial ownership of our common shares by Mr. and Mrs. Krueger, was obtained solely from the Schedule 13G filed with the Commission on January 16, 2002 by Mr. Krueger. Mr. and Mrs. Krueger also share voting and dispositive power with regard to an additional 45,194 common shares of DATATRAK through entities other than Apollo Capital Management.
(4) Boston Partners Asset Management, L.P. acts as investment manager with discretionary authority. Boston Partners, Inc. is the general partner of Boston Partners Asset Management, L.P. Desmond J. Heathwood is President of Boston Partners, Inc. Accordingly, Mr. Heathwood may be deemed a beneficial owner of our common shares.
(5) David Fink, as the general partner of the selling shareholder, has voting and investment power with respect to our common shares reported in the table for this selling shareholder. Accordingly, Mr. Fink may be deemed a beneficial owner of our common shares. Contrarian Opportunities Fund, L.P. is a private investment limited partnership.
(6) Peter E. Salas, as the general partner of the selling shareholder, has voting and investment power with respect to our common shares reported in the table for this selling shareholder. Accordingly, Mr. Salas may be deemed a beneficial owner of our common shares. Dolphin Offshore Partnership, L.P. is a private investment partnership.
(7) Jeffrey Berg, as the general partner of the selling shareholder, has voting and investment power with respect to our common shares reported in the table for this selling shareholder. Accordingly, Mr. Berg may be deemed a beneficial owner of our common shares. Matador Microcap Fund, L.P. is a private investment limited partnership.
(8) Lyman O. Heidtke, as the general partner of the selling shareholder, has voting and investment power with respect to our common shares reported in the table for this selling shareholder. Accordingly, Mr. Heidtke may be deemed a beneficial owner of our common shares. MidSouth Investor Fund L.P. is a private investment limited partnership.
(9) John F. Nelson, as the investment director of the selling shareholder, has voting and investment power with respect to our common shares reported in the table for this selling shareholder. Accordingly, Mr. Nelson may be deemed a beneficial owner of our common shares.
(10) White Rock Capital Management, L.P., as the general partner of the selling shareholder, has voting and investment power with respect to our common shares reported in the table for this selling shareholder. White Rock Capital, Inc. is the general partner of White Rock Capital Management, L.P. Thomas U. Barton is President of White Rock Capital, Inc. Accordingly, Mr. Barton may be deemed a beneficial owner of our common shares. White Rock Capital Management, L.P. is a private investment limited partnership.

                                 USE OF PROCEEDS

         All of the common shares offered under this prospectus are being sold by the selling shareholders. We will not receive any of the proceeds from the sale of these common shares.


                              PLAN OF DISTRIBUTION

         We are registering all 2,114,766 common shares on behalf of the selling shareholders. The selling shareholders named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder after the date of this prospectus may sell the shares from time to time. The selling shareholders may also decide not to sell all the shares they are allowed to sell under this prospectus. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common shares, nor is there an underwriter or coordinating broker acting in connection with proposed sales of common shares by the selling shareholders. Our common shares may be sold by one or more of, or a combination of, the following:

         - a block trade in which a broker or dealer will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus,

         - an exchange distribution in accordance with the rules of such exchange,

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

         -  in privately negotiated transactions.

In addition, any common shares covered by this prospectus which qualify for sale pursuant of Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of our common shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver our common shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of our common shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell our common shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

         The selling shareholders may effect transactions by selling common shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Those broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with our common shares.

         The selling shareholders and any broker-dealers that act in connection with the sale of common shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by those broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of our common shares may not simultaneously engage in market-making activities with respect to our common shares for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of our common shares by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of our common shares.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:


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

         - the name of each such selling shareholder and of the participating broker-dealer(s),

         -  the number of shares involved,

         -  the price at which such shares were sold,

         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         -  other facts material to the transaction.

         Pursuant to the share purchase agreement, we have filed the registration statement, of which this prospectus is a part, with respect to the sale of the selling shareholders' common shares. We have agreed to pay all fees and expenses incurred by us in connection with the registration of the common shares pursuant to the share purchase agreement. All other expenses and fees associated with the sale of the common shares by the selling shareholders will be paid by the selling shareholders.


                                  LEGAL MATTERS

         The validity of the issuance of the common shares offered by this prospectus will be passed upon by Calfee, Halter & Griswold LLP, Cleveland, Ohio.


                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the Commission are also available to the public through the Commission's Internet site at http://www.sec.gov.

         We have filed a registration statement on Form S-3 with the Commission. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Wherever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the Commission's Public Reference Room in Washington, D.C., as well as through the Commission's Internet site.

         The Commission allows us to "incorporate by reference" the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

         Information that we file in the future with the Commission and incorporate by reference in this prospectus will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act if the filings are made before the time that all of the common shares are sold in this offering


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

         -  our annual report on Form 10-K for the year ended December 31, 2001,

         - our registration statement on Form 8-A, filed on May 10, 1996, describing our common shares, and

         - our registration statement on Form 8-A, filed on September 19, 1997, describing the rights to purchase our common shares.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                         DATATRAK International, Inc.
                         20600 Chagrin Boulevard
                         Cleveland, Ohio 44122
                         Attention: Mr. Terry C. Black
                         (216) 921-6505

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of the common shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.



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